Exhibit 99.1

TRUE NATURE HOLDING APPOINTS JAMES DRISCOLL CEO;

FORMER CEO STEVE KEAVENEY ASSUMES CFO POSITION

James Driscoll’s talent and experience to guide True Nature’s growth strategy

Atlanta, Georgia – June 7, 2016 - True Nature Holding, Inc. (OTCQB: TNTY) ("the Company") today announced that it has appointed Mr. James Driscoll as CEO. Former CEO Steve Keaveney will remain with the Company as CFO.

Steve Keaveney stated, “I am delighted that Jim Driscoll will succeed me as CEO and assist us in managing our significant future growth. Jim recently joined our Board of Directors and made an immediate impact. His diverse experience in operations and significant leadership ability are a great asset to the management team.”

“The True Nature management team is embarking on an exciting period of growth,” stated newly appointed CEO James Driscoll. “I am thrilled to join in the leadership of this Company at a unique time when there is a need and opportunity for consolidation in the industry due to changes in the regulatory environment.”

In addition to his position at True Nature, Mr. Driscoll, 54, is currently CEO of Channel Terminals, LLC, a crude oil liquids terminals and refinery based in Houston, TX. He serves as an Advisory Board Member at HealPros LLC and Funding University LLC. He has an MBA from Harvard University and a BA in English Literature from Bowdoin College.

Mr. Keaveney continued, “I look forward to working with Jim to build value for our shareholders by taking a leadership position in the compounding pharmacy industry. We recently closed our first acquisition, have two acquisitions under letter of intent and more under consideration giving us an exciting pipeline for future growth.”

Mr. Keaveney said, “We are also excited to be working with Dawson James Securities, our investment banker, to evaluate capital market options. We hope to complete the previously announced transactions in the third quarter of 2016. We plan to enter into additional transactions during 2016 dependent upon finding suitable acquisition opportunities and financing. We are also fortunate to have great professional partners including the law firm of Nelson Mullins Riley & Scarborough, our auditors Hancock Askew and Investor Relations firm, The Chesapeake Group.”

About True Nature Holding, Inc.: True Nature plans to acquire compounding pharmacies which have specialty formulations and are seeking a larger market. These pharmacies may serve both the human and veterinary markets. The Company intends to develop a network of compounding pharmacy operations, with both 503(a) and 503(b) facilities, to provide products for not just a single user but also for stocking inventory at doctor's offices and hospitals. To achieve its goals, it intends to establish a national online pharmacy, True Nature Pharmacy, which will market its product mix through online distribution channels.

Statement Under the Private Securities Litigation Reform Act

As contemplated by the provisions of the Safe Harbor section of the Private Securities Litigation Reform Act of 1995, this news release contains forward-looking statements pertaining to future, anticipated, or projected plans, performances and developments, as well as other statements relating to future operations. All such forward-looking statements are necessarily only estimates or predictions of future results or events and there can be no assurance that actual results or events will not materially differ from expectations. Further information on potential factors that could affect True Nature Holding, Inc. is included in the Company's filings with the Securities and Exchange Commission. We expressly disclaim any intent or obligation to update any forward-looking statements.

For more information, please contact:

Stephen Keaveney

Chief Financial Officer

True Nature Holding, Inc.

404-254-6980